UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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RENT-A-CENTER, INC.

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NOTICE OF
2011 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting:	May 12, 2011 9:30 a.m., local time

Location:	Rent-A-Center, Inc. 5501 Headquarters Drive Plano, Texas 75024

Record Date:	The record date is the close of business on March 28, 2011.

Stockholders Entitled to Vote:	If you were a stockholder of record at the close of business on the record date, you are entitled to notice of and to vote at the annual meeting and at any and all adjournments or postponements thereof.

Agenda:	1. To elect the three Class II directors nominated by the Board;

2. To ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3. To conduct an advisory vote regarding the compensation of the named executive officers for the fiscal year ended December 31, 2010, as set forth in the Proxy Statement;

4. To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5. To transact other business that properly comes before the meeting.

Proxies:	You cannot vote your shares of common stock unless you are present at the meeting or you have previously given your proxy. You can vote by proxy in one of the following three convenient ways:

• in writing, by completing, signing, dating and returning the proxy card in the enclosed envelope;

• on the Internet, by visiting the website shown on the proxy card and following the instructions; or

• calling the toll-free telephone number shown on the proxy card and following the instructions.

All properly executed proxies, unless revoked as described below, will be voted at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

• “FOR” each of the Board’s nominees for Class II director;

• “FOR” the ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for 2011;

• “FOR” the resolution approving the compensation of the named executive officers for the fiscal year ended December 31, 2010, as set forth in the Proxy Statement; and

• “FOR” the “1 year” option for future advisory votes on executive compensation.

The proxy holders will use their discretion on any other matters that properly come before the meeting.

First Mailing Date:	This proxy statement is dated April 1, 2011. We are first mailing this proxy statement and the enclosed proxy card on or about April 8, 2011.

IMPORTANT
Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the Internet or the telephone voting procedures described on the proxy card.

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QUESTIONS AND ANSWERS ABOUT THE
2011 ANNUAL MEETING AND VOTING PROCEDURES

Important Notice Regarding the Availability of Proxy Materials
for the 2011 Annual Meeting of Stockholders to Be Held on May 12, 2011.

This Proxy Statement and our 2010 Annual Report are available at:
http://bnymellon.mobular.net/bnymellon/rcii

Who may vote?	Stockholders of record as of the close of business on March 28, 2011, the record date for the annual meeting, may vote at the meeting. As of March 28, 2011, there were 63,523,043 shares of our common stock outstanding. Each share of common stock entitles the holder to one vote per share.

What constitutes a quorum?	The holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, or 31,761,522 shares of our common stock, must be represented at the annual meeting in person or by proxy to have a quorum. Any stockholder present at the annual meeting, either in person or by proxy, but who abstains from voting, will be counted for purposes of determining whether a quorum exists. If holders of fewer than 31,761,522 shares are present at the annual meeting, we will adjourn and reschedule the annual meeting until a quorum is present.

How many votes must each proposal receive to be adopted?	Under our Bylaws, directors are elected by a majority of the votes cast in uncontested elections. Accordingly, the numbers of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. In contested elections, the vote standard would be a plurality of votes cast. Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee. Broker non-votes and abstentions will not affect the outcome of the vote.

A majority of the votes cast is required to ratify Grant Thornton as our independent registered public accounting firm. Broker non-votes and abstentions will have no effect on the outcome of the vote to ratify Grant Thornton.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve the advisory resolution on executive compensation. Broker non-votes will not affect the outcome of the vote. Because abstentions are counted as shares present and entitled to vote on the proposal, each abstention will have the same effect as a vote “against” the advisory resolution on executive compensation.

With respect to the advisory vote on the frequency of the advisory vote on executive compensation, the option (1 year, 2 years or 3 years) receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders. Broker non-votes and abstentions will not affect the outcome of the vote.

What are broker non-votes?	Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists.

Prior to 2010, brokers were permitted to vote in the election of directors shares held in “street name” on the customer’s behalf in their discretion regardless of whether the customer provided voting instructions to his or her broker. Recent regulatory changes eliminate the ability of your bank or broker to vote your uninstructed shares on a discretionary basis in non-routine matters including the election of directors. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf in the election of directors, or with respect to Proposal 3 (advisory vote on executive compensation) or Proposal 4 (advisory vote on the frequency of future advisory votes on executive compensation). To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

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How will the proxies be voted?	The enclosed proxies will be voted in accordance with the instructions you place on the proxy card or, if you vote on the Internet or by telephone, as indicated using such method. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described on the Notice of 2011 Annual Meeting of Stockholders. If you are voting on the Internet or by telephone, the proxies will be voted in accordance with your voting instructions. If you are voting on the Internet or by telephone, your voting instructions must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 11, 2011.

How may I revoke my proxy?	You may revoke your proxy at any time before or at the annual meeting by:

• Delivering a signed, written revocation letter, dated later than the proxy, to Ronald D. DeMoss, Executive Vice President — General Counsel and Secretary, at 5501 Headquarters Drive, Plano, TX 75024;

• Delivering a signed proxy, dated later than the first one, to BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310, Attn: Proxy Department;

• Voting at a later time on the Internet or by telephone, if you previously voted on the Internet or by telephone; or

• Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

Who is soliciting this proxy?	The Board of Directors is soliciting this proxy. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram, electronic mail or personal interview. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. We have engaged Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $8,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters in an amount not to exceed $2,000.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

Board Organizational Structure:	The number of directors currently constituting our entire Board is eight. The directors are divided into three classes. In general, directors in each class serve for a term of three years.

Number of Directors to be Elected:	Three Class II directors are to be elected by our stockholders.
Board Nominees:	Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated each of Mark E. Speese, Jeffery M. Jackson, and Leonard H. Roberts to be re-elected as Class II directors by the stockholders. We urge you to vote “FOR” each of Mr. Speese, Mr. Jackson, and Mr. Roberts.
Each of Mr. Speese, Mr. Jackson, and Mr. Roberts has agreed to stand for re-election. However, should any of them become unable or unwilling to accept nomination or election, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee whom the proxy holders believe will carry out our present policies. Our Board of Directors has no reason to believe that any of Mr. Speese, Mr. Jackson, or Mr. Roberts will be unable or unwilling to serve if elected, and, to the knowledge of the Board of Directors, each intends to serve the entire term for which election is sought.
Terms to Expire at the 2014 Annual Meeting:	Mark E. Speese	Mr. Speese has served as our Chairman of the Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999. Mr. Speese’s term as a Class II director expires at this year’s annual stockholder meeting. Mr. Speese is 53 years old.
As a founder of our company, Mr. Speese brings leadership, tremendous knowledge of our business as well as the rent-to-own industry, extensive operations experience, and his strategic vision for our company to the Board. We believe Mr. Speese’s service as our Chairman and Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

Jeffery M. Jackson	Mr. Jackson has served as one of our directors since March 2007. Mr. Jackson serves as the Executive Vice President — Corporate Business Development of Sabre Holdings, Inc. From 1998 to August 2009, Mr. Jackson served as the Executive Vice President — Chief Financial Officer of Sabre Holdings. Mr. Jackson served as a board member of Travelocity.com until March 2002, when it became a Sabre Holdings subsidiary. Prior to joining Sabre Holdings in 1998, Mr. Jackson served as both Vice President of Corporate Development and Treasurer, and Vice President and Controller of American Airlines, Inc. Mr. Jackson’s term as a Class II director expires at this year’s annual stockholder meeting. Mr. Jackson is 55 years old.
Mr. Jackson brings financial expertise to our Board, including through his prior experience as Chief Financial Officer of Sabre as well as his service as chairman of our Audit Committee. In addition, Mr. Jackson brings strong accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.
Leonard H. Roberts	Mr. Roberts has served as one of our directors since September 2006. Mr. Roberts served as the Executive Chairman of the Board of Directors of RadioShack Corporation from May 2005 until May 2006, and had previously served as a director since 1997, Chairman of the Board and Chief Executive Officer from 1999 to 2005, and President from 1993 to 1999. From 1990 to 1993, Mr. Roberts was Chairman and Chief Executive Officer of Shoney’s, Inc., and from 1985 to 1990 was the President and Chief Executive Officer of Arby’s, Inc. Mr. Roberts is a director of the Fort Worth Crime Commission, a director and Chairman of the Board of Texas Health Resources, and a director of J.C. Penney, Inc. Mr. Roberts previously served on the board of TXU Energy, Inc. Mr. Roberts’ term as a Class II director expires at this year’s annual stockholder meeting. Mr. Roberts is 62 years old.
We believe that Mr. Roberts’ experience as a former Chief Executive Officer of several multi-unit retail companies brings directly relatable experience and a unique perspective in retail marketing to our Board. We also believe that Mr. Roberts’ background as a board chairman brings significant corporate governance experience to our Nominating and Corporate Governance Committee, and his experience on the compensation committee of another publicly traded company brings an understanding of compensation issues to our Compensation Committee.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD NOMINEES

Terms to Expire at the 2012 Annual Meeting:	Michael J. Gade	Mr. Gade has served as one of our directors since May 2005. Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. A founding partner of Challance Group, LLP, Mr. Gade has 30 years of marketing and management experience, most recently serving as senior executive for the southwest region of Home Depot, Inc. from 2003 to 2004. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Mr. Gade also serves on the Board of Directors of MFRI, Inc. and The Crane Group. Mr. Gade’s term as a Class III director expires at our 2012 annual stockholder meeting. Mr. Gade is 59 years old.
We believe that Mr. Gade’s significant retail marketing experience provides our Board with an important resource with respect to our marketing and advertising efforts. In addition, Mr. Gade provides leadership and governance experience through his other directorships, including service on the audit and compensation committees of such companies.
	J. V. Lentell	Mr. Lentell has served as one of our directors since February 1995, and as Lead Director since April 2009. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993. Mr. Lentell also serves on the Board of Directors of Intrust Financial Corporation. Mr. Lentell’s term as a Class III director expires at our 2012 annual stockholder meeting. Mr. Lentell is 72 years old.
During his 16 year tenure on our Board, including as our Lead Director since April 2009, Mr. Lentell has provided demonstrated leadership to our Board. Mr. Lentell’s service on all Board committees during some period of that time provides him with a deep understanding of our company and its growth history, which we believe contributes a useful frame of reference in the context of Board discussions. In addition, Mr. Lentell has extensive knowledge of the capital markets and finance issues from his 53 years of experience in the banking industry which we believe is important to the Board’s discussions of our capital and liquidity needs. Further, Mr. Lentell’s experience as a board member of various private companies and civic and charitable organizations, including service on the audit, finance, compensation and governance committees of such organizations (in some cases as the chairman), provides our Board and committees with significant insight into compensation, governance and risk management issues.

Term to Expire at the 2013 Annual Meeting:	Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of our subsidiary, ColorTyme, Inc. Mr. Fadel’s term as a Class I director expires at our 2013 annual stockholder meeting. Mr. Fadel is 53 years old.
As our President and Chief Operating Officer, Mr. Fadel’s day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions. In addition, Mr. Fadel brings 27 years of experience in and knowledge of the rent-to-own industry to the Board. We believe Mr. Fadel’s service as our President and Chief Operating Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.
	Kerney Laday	Mr. Laday has served as one of our directors since May 2008. Mr. Laday has served as President of The Laday Company, a management consulting and business development firm, since 1997. From 1971 to 1997, Mr. Laday was employed by Xerox Corporation, serving in various capacities including Vice President — Field Operations for the Southern Region of U.S. Customer Operations; Vice President & Region General Manager; and Vice President, National Service, United States Marketing Group. Mr. Laday also serves as a director and Vice Chairman of Texas Health Resources, and as a director of TDIndustries, Inc. and The Beck Group. Mr. Laday previously served on the board of TXU Energy, Inc. Mr. Laday’s term as a Class I director expires at our 2013 annual stockholder meeting. Mr. Laday is 69 years old.
We believe Mr. Laday’s operations and consulting background provide valuable business, leadership and management experience, including expertise in cost-cutting, strategy implementation and resource allocation. In addition, Mr. Laday provides leadership and governance experience through his other directorships, including service on the governance and compensation committees of such companies.

Paula Stern, Ph.D.	The Honorable Paula Stern joined the Board in December 2008. Dr. Stern is Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. Dr. Stern serves on the U.S. Secretary of State’s Advisory Committee on International Economic Policy. She is a member of the Executive Committee of the Atlantic Council of the United States and serves on the Board of Trustees of the Committee for Economic Development and on the Advisory Council of Columbia University School of Social Work. She is also a member of Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High Level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development. Dr. Stern also serves on the board of Avon Products, Inc. Dr. Stern previously served as a director of Hasbro, Inc., Avaya, Inc. and Neiman Marcus Group, Inc. Dr. Stern’s term as a Class I director expires at our 2013 annual stockholder meeting. Dr. Stern is 66 years old.
We believe Dr. Stern’s extensive experience in international trade issues brings an important perspective to the Board in light of our growth strategies. In addition, Dr. Stern provides leadership and governance experience through her other public company directorships, including service on the finance and governance committees of such companies.

BOARD INFORMATION

Board Meetings:	During 2010, our Board met 16 times, including regularly scheduled and special meetings. Each director attended all meetings of the Board during his or her service as a director, except that Mr. Roberts was unable to attend two meetings after receiving or waiving proper notice, and Mr. Laday and Dr. Stern were each unable to attend one meeting after receiving or waiving proper notice. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve. The Board also took action by unanimous written consent once during 2010.

Independent Directors:	As part of the Company’s corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In January 2011, each of our non-employee directors completed a questionnaire which inquired as to their relationship with us (and those of their immediate family members) and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaire, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In March 2011, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Michael J. Gade, Jeffery M. Jackson, Kerney Laday, J.V. Lentell, Leonard H. Roberts, and Paula Stern, Ph.D. The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements

Michael J. Gade	Yes	None
Jeffery M. Jackson	Yes	None
Kerney Laday	Yes	None
J.V. Lentell	Yes	Banking relationship with Intrust — immaterial
Leonard H. Roberts	Yes	None
Paula Stern, Ph.D.	Yes	None

Board Leadership Structure:	Our Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of our stockholders because it provides an appropriate balance between strategy development and independent oversight of management. Our independent directors bring experience, oversight and expertise from outside the company and rent-to-own industry, while the Chief Executive Officer brings company- and industry-specific experience and expertise. Our Board believes that our Chief Executive Officer is best situated to serve as Chairman because, as a founder of our company, he is the director most familiar with our business and the rent-to-own industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board.

Lead Director:	As part of the Company’s corporate governance practices, our Board has created a Lead Director position. The duties of the Lead Director as established by the Board include (i) serving as the chairman of executive sessions of the Board, (ii) consulting with our Chairman and Chief Executive Officer on matters to be addressed at Board meetings, (iii) facilitating information flow and communication among the directors, and (iv) performing such other duties as may be specified by the Board. Mr. Lentell serves as our Lead Director.

Executive Sessions:	Our non-employee directors meet regularly outside the presence of management. Mr. Lentell chairs these sessions in his role as Lead Director.

Role of the Board in Risk Oversight:	Our Board takes an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and the relevant committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board also meets with senior management annually for a strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year. In addition, our Board has delegated the responsibility for oversight of certain risks to its standing committees, as discussed below. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports concerning such risks.

Board Committees:	The standing committees of the Board during 2010 included the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing risks relating to accounting matters, financial reporting, legal and regulatory compliance, and other enterprise-wide risks. To satisfy these oversight responsibilities, our Audit Committee reviews, among other things, (1) the financial reports and other financial information provided by us to the SEC or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, and (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally. The Audit Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our codes of ethics. In addition, the Audit Committee meets regularly with our Chief Financial Officer, the head of our internal audit department, our independent auditors, and management (including regularly scheduled executive sessions with the vice president of internal audit and our independent auditors).

The Board has adopted a charter for the Audit Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. The Audit Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2010, the Audit Committee held 12 regularly scheduled meetings. All members of the Audit Committee are “independent” under SEC and Nasdaq rules. In addition, the Board has determined that Mr. Jackson is an “audit committee financial expert” as defined by SEC rules and each of Mr. Gade and Mr. Laday meets the financial sophistication requirements of Nasdaq. Members: Mr. Jackson, Chairman, Mr. Gade and Mr. Laday.

The Compensation Committee (1) discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President — General Counsel, Executive Vice President — Operational Services and Executive Vice Presidents — Operations, including assessing the risks associated with our executive compensation policies and practices and employee benefits, (2) administers our equity incentive plans, and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the

Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate.

The Board has adopted a charter for the Compensation Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described under “Compensation Discussion and Analysis — Compensation Process” beginning on page 16 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. No compensation consultants or other advisors were retained by the Compensation Committee during 2010.

The Compensation Committee held six meetings in 2010, including regularly scheduled and special meetings. All members of the Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. Members: Mr. Roberts, Chairman, Mr. Lentell and Dr. Stern.

The Nominating and Corporate Governance Committee manages risks associated with corporate governance and potential conflicts of interest and assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board, (2) recommending to the Board candidates for election or reelection as directors, including director candidates submitted by the Company’s stockholders, and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Nominating and Corporate Governance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2010, the Nominating and Corporate Governance Committee held three regularly scheduled meetings. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under Nasdaq rules. Members: Mr. Lentell, Chairman, Mr. Gade and Mr. Roberts.

DIRECTOR COMPENSATION

Cash Compensation:	Each non-employee director receives an annual retainer of $40,000. Additionally, non-employee directors each receive $2,500 for each Board meeting attended in person and are reimbursed for their expenses in attending such meetings. In addition to such compensation, additional annual retainers are paid as follows:

Annual
Position	Retainer

Lead Director	$10,000
Chairperson of the Audit Committee	$10,000
Other members of the Audit Committee	$7,500
Chairperson of the Compensation Committee	$6,000
Other members of the Compensation Committee	$5,000
Chairperson of the Nominating and Corporate Governance Committee	$6,000
Other members of the Nominating and Corporate Governance Committee	$5,000

All retainers are payable in cash, in four equal installments on the first day of each fiscal quarter.

Neither Mr. Speese nor Mr. Fadel received any cash compensation for his service as a director during 2010.

Equity Compensation:	Our non-employee directors receive a deferred stock award pursuant to the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”) on the first business day of each fiscal year. Each deferred stock award consists of the right to receive shares of our common stock and is fully vested upon issuance. The shares covered by the award will be issued upon the termination of the director’s service as a member of the Board.

All of our non-employee directors serving on January 4, 2010 were granted deferred stock units valued at $50,000 on that date. Neither Mr. Speese nor Mr. Fadel were granted any equity compensation for his service as a director during 2010.

Director Equity Interest Guideline:	Our Board has adopted a guideline encouraging each non-employee member of the Board to hold at least $200,000 in our common stock and/or the deferred stock units issued as compensation for Board service (based on the price per share on the date or dates of such acquisition) within 5 years of the later of (i) December 23, 2008, or (ii) the date of their original election or appointment to the Board, and to hold such equity interest for so long as such member continues as a director.

The following table sets forth certain information regarding the compensation of our non-employee directors during 2010:

Director Compensation

	Fees Earned or	Deferred Stock
Name	Paid in Cash(1)	Award(2)	Total

Michael J. Gade	$62,500	$50,000	$112,500
Jeffery M. Jackson	$62,500	$50,000	$112,500
Kerney Laday	$60,000	$50,000	$110,000
J.V. Lentell	$73,500	$50,000	$123,500
Leonard H. Roberts	$63,500	$50,000	$113,500
Paula Stern, Ph.D.	$57,500	$50,000	$107,500

(1)	Includes annual retainer, committee fees and meeting attendance fees paid to each non-employee director.

(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote K to our consolidated financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011. On January 4, 2010, each then current director was granted 2,822 deferred stock units. Each deferred stock unit represents the right to receive one share of our common stock. The deferred stock units are fully vested and non-forfeitable. The common stock will be issued to the director upon the termination of his or her service as a member of our Board.

CORPORATE GOVERNANCE

General:	Our Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, our Board has, among other things, adopted:

• a code of business conduct and ethics applicable to all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller;

• a code of business conduct and ethics applicable to all of our Board members;

• procedures regarding stockholder communications with our Board and its committees;

• a Lead Director position;

• a majority voting standard in non-contested elections for directors;

• a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;

• provisions in our Bylaws regarding director candidate nominations and other proposals by stockholders; and

• written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Our Board intends to monitor developing standards in the corporate governance area and, if appropriate, modify our policies and procedures with respect to such standards. In addition, our Board will continue to review and modify our policies and procedures as appropriate to comply with any new requirements of the Securities and Exchange Commission or Nasdaq.

Code of Business Conduct and Ethics:	Our Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Board Code of Business Conduct and Ethics:	Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board. The Board Code of Business Conduct and Ethics provides guidance to our directors to help them recognize and deal with ethical issues and provides a mechanism to report unethical conduct. The Board Code of Business Conduct and Ethics is available on the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

Stockholder Communications with the Board:	Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

By telephone:	By mail:	By e-mail:
972-624-6210	Rent-A-Center, Inc.	RAC.Board@rentacenter.com
Attn: Compliance Officer
5501 Headquarters Drive
Plano, TX 75024

Procedures for Reporting Accounting Concerns:	The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

Director Nominations:	Director Nominees. Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Sections 3 and 4 of our Bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

Qualifications. The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, or employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experiences with businesses and other organizations of a comparable size and industry. In addition, the Nominating and Corporate Governance Committee considers the composition of the current Board and the Board’s needs when evaluating the experience and qualification of director candidates. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

As noted above, our Nominating and Corporate Governance Committee believes that diversity is one of many attributes to be considered when selecting candidates for nomination to serve as one of our directors. In general, our Nominating and Corporate Governance Committee’s goal in selecting directors for nomination to our Board is to create a well-balanced team that (1) combines diverse business and industry experience, skill sets and other leadership qualities, (2) represents diverse viewpoints and (3) enables us to pursue our strategic objectives. While the Committee carefully considers diversity when evaluating nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.

Advance Resignation Policy. As a condition to nomination by the Nominating and Corporate Governance Committee of an incumbent director, a nominee shall submit an irrevocable offer of resignation to the Board, which resignation shall become effective in the event that (a) such nominee is proposed for reelection and is not reelected at a meeting of the stockholders in which majority voting applies and (b) the resignation is accepted by the Board by the vote of a majority of the directors, not including any director who has not been reelected.

Stockholder Nominations. In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Sections 3 and 4 of our Bylaws relating to direct stockholder nominations.

For the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders, Section I, Article 3 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, no earlier than 120 days prior to the date of such special meeting, nor later than the close of business on the later to occur of the 90th day prior to the date of such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was made. The notice to our Secretary must set forth:

• the name & address of the stockholder and/or beneficial owner making such nomination;

• class & number of shares of capital stock owned, directly or indirectly, beneficially or of record by such stockholder and/or beneficial owner;

• any derivative interests held by such stockholder and/or beneficial owner;

• proxy or voting agreements to which such stockholder and/or beneficial owner may vote any shares of any of our securities;

• short interest position of such stockholder and/or beneficial owner, if any;

• dividend rights to which such stockholder and/or beneficial owner are entitled, if separable;

• proportionate interests of such stockholder and/or beneficial owner arising out of partnership arrangements; and

• performance related fees to which such stockholder and/or beneficial owner is entitled based on the increase or decrease in the value of such shares or derivative instrument.

The above information must be supplemented (1) no later than 10 days following the record date for the meeting, and (2) 10 days prior to the meeting date. In addition, as to each person whom the stockholder proposes to nominate for election or re-election as a director, the following information must be provided:

• information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected);

• a description of any compensatory and other material agreements among the nominating stockholder/beneficial owner, its affiliates and associates, and the proposed nominee;

• a questionnaire furnished by our Secretary and completed by the proposed nominee; and

• the representation and agreement of the proposed nominee regarding no voting agreements, non-disclosed compensation arrangements, and compliance upon election with our governance policies and guidelines.

Director Attendance at Annual Meeting of Stockholders:	Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors then serving as directors attended the 2010 Annual Meeting of Stockholders.

PROPOSAL TWO:
RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Overview:	The Audit Committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2010 provided by Grant Thornton were pre-approved by the Audit Committee. The Audit Committee has considered whether Grant Thornton’s provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining Grant Thornton’s independence. The Audit Committee has determined that the rendering of non-audit services by Grant Thornton during the fiscal year ended December 31, 2010 was compatible with maintaining their independence. Representatives of Grant Thornton will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain, and has retained, Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2011. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue the retention of Grant Thornton. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit Committee’s analysis of this information, the Audit Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Principal Accountant Fees and Services:	The aggregate fees billed by Grant Thornton for the fiscal years ended December 31, 2010 and December 31, 2009 for the professional services described below are as follows:

	2010	2009

Audit Fees(1)	$944,300	$920,029
Audit-Related Fees(2)	$27,772	$38,558
Tax Fees(3)	$44,431	$40,970
All Other Fees(4)	$18,458	$9,105

(1)	Represents the aggregate fees billed by Grant Thornton for (a) professional services rendered for the audit of our annual financial statements for 2010 and 2009, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2010 and 2009, (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC, and (d) services in connection with regulatory filings during 2010 and 2009.

(2)	Represents the aggregate fees billed by Grant Thornton for 2010 and 2009 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.”

(3)	Represents the aggregate fees billed by Grant Thornton for professional services rendered for tax compliance, tax advice and tax planning. This amount consists of fees related to federal research tax credits and state tax work in 2010 and 2009.

(4)	Represents the aggregate fees billed by Grant Thornton for business analytics consulting services.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Standards Board, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2010 with management and the independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and Nasdaq rules, and our Board has determined that Jeffery M. Jackson is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Jeffery M. Jackson, Chairman
Michael J. Gade
Kerney Laday

EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of March 28, 2011:

Name	Age	Position

Mark E. Speese	53	Chairman of the Board of Directors and Chief Executive Officer
Mitchell E. Fadel	53	President and Chief Operating Officer
Robert D. Davis	39	Executive Vice President — Finance, Chief Financial Officer and Treasurer
Theodore V. DeMarino	49	Executive Vice President — Operations
Ronald D. DeMoss	60	Executive Vice President — General Counsel and Secretary
Christopher A. Korst	51	Executive Vice President — Operations
David E. West	60	Executive Vice President — Operational Services

Mark E. Speese	Mr. Speese has served as the Chairman of our Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999.

Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of ColorTyme.

Robert D. Davis	Mr. Davis has served as our Executive Vice President — Finance since February 2008, our Senior Vice President — Finance since September 1999, as our Chief Financial Officer since March 1999 and as our Treasurer since January 1997. From September 1998 until September 1999, Mr. Davis served as our Vice President — Finance and Treasurer. Mr. Davis began his employment with us in 1993 as an accountant. Mr. Davis is a licensed certified public accountant in the State of Texas.

Theodore V. DeMarino	Mr. DeMarino has served as our Executive Vice President — Operations since August 2009. From April 2003 to July 2009, Mr. DeMarino served as one of our division vice presidents, and as one of our regional directors from January 1995 to March 2003. Mr. DeMarino began his employment with us in 1984 as a store manager.

Ronald D. DeMoss	Mr. DeMoss has served as our Executive Vice President — General Counsel and Secretary since August 2008, and as our Senior Vice President — General Counsel and Secretary of the Company since January 2008. From November 2006 until December 2007, Mr. DeMoss served as our Vice President — Assistant General Counsel. Mr. DeMoss previously served as Vice President and General Counsel of Rent-Way, Inc. from February 1996 to November 2006. We acquired Rent-Way in November 2006.

Christopher A. Korst	Mr. Korst has served as our Executive Vice President — Operations since January 2008. Mr. Korst previously served as our Secretary since September 2004 and our Senior Vice President — General Counsel since May 2001. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

David E. West	Mr. West has served as our Executive Vice President — Operational Services since August 2008, and as our Senior Vice President — Operational Services since May 2005. From September 2004 until May 2005, Mr. West served as our Vice President — Operational Services. From August 1992 until September 2004, Mr. West served as our Vice President — Product Service.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

Decisions with respect to compensation of our executive officers, including our Chief Executive Officer and other named executive officers, are made by our Compensation Committee, which is comprised solely of independent directors. Our Compensation Committee has identified four primary objectives for our executive compensation program, which guide the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement which include having a winning spirit, acting with a servant’s heart, and bringing honor to our team; and

•	reward achievement of our financial and non-financial goals.

The Compensation Committee’s philosophy is generally to target total executive compensation at the 50th percentile of similarly situated retail companies and to align such compensation with actual financial performance.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes the amounts the following January. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation.

The Compensation Committee has traditionally relied heavily on the input and recommendations of our Chief Executive Officer, Mark E. Speese, who reviews and makes recommendations to the Compensation Committee with respect to our executive compensation programs. The Compensation Committee believes Mr. Speese’s unique insight into our business, his role as a founder of our company, his day-to-day interaction with our senior executives, as well as his over 30 years of experience in the rent-to-own industry, provides a valuable resource to the Compensation Committee. Prior to providing his input and recommendations to the Compensation Committee, our Human Resources department prepares, and Mr. Speese reviews, an informal position-level analysis of our compensation programs company-wide, which includes a review of our named executive officers’ compensation for internal consistency relative to our other officers and employees, and attempts to achieve consistency between the relative difference between the compensation of our named executive officers and the compensation of our other officers and employees. Mr. Speese does not, however, participate in the discussions among the members of the Compensation Committee with respect to his own compensation.

The Compensation Committee determines each year, generally in September, whether to retain a compensation consultant to assist it with compensation decisions for the upcoming fiscal year. The Compensation Committee engaged Hewitt Associates LLC (now known as Meridian Compensation Partners LLC) (“Hewitt”) in the fall of 2008 to conduct a formal evaluation of our compensation arrangements for our directors and our senior executives, including our named executive officers, in relation to those arrangements offered by similarly-situated public companies in the retail industry. The Compensation Committee had previously engaged Hewitt in 2005 to conduct a similar evaluation. In each of these instances, Hewitt was engaged directly by the Compensation Committee. Hewitt has performed no other services to us or any of our executive officers or directors.

In connection with its review of our compensation arrangements, Hewitt determined that the following similarly situated public companies provided an appropriate comparison for the purpose of evaluating our compensation arrangements for our senior executives and directors (the “Peer Group”):

99 Cents Only Stores	Aaron, Inc.	Advance America/Cash Advance
AmeriCredit Corp.	Autozone, Inc.	Bed Bath & Beyond, Inc.
Big Lots, Inc.	Blockbuster, Inc.*	Cash America International, Inc.
Dollar Financial Corp.	Dollar Tree, Inc.	Ezcorp, Inc.
Family Dollar Stores	Pier 1 Imports, Inc.	RadioShack Corp.
Williams-Sonoma, Inc.

*	Replaced with Brinker International, Inc. for 2010

Hewitt used the following criteria to establish this Peer Group:

•	Companies with a similar business focus as ours, including both retail (particularly home furnishings and other retail organizations with which we compete for customers in a similar demographic) and consumer finance;

•	Companies with similar revenue and market value as us, and where we approximated the median and average of the group; and

•	U.S.-based public companies, with a preference toward companies based in the Dallas/Fort-Worth metroplex area.

The Compensation Committee approved the use of this Peer Group.

In those years in which a compensation consultant is not retained, the Compensation Committee generally relies on market data gathered by our Human Resources department in evaluating the competitiveness of pay arrangements for our named executive officers, including updated information with respect to the Peer Group, independent compensation surveys by companies (such as Mercer LLC and the Economic Research Institute (ERI)) conducted with respect to companies categorized as retailers with similar sales revenue as our company. The Compensation Committee also relies on input provided by Hewitt in its previous engagements in years in which a compensation consultant is not retained. The Compensation Committee did not retain a compensation consultant to advise it in either 2010 or 2011, and made no significant adjustments to the structure of our compensation arrangements for our senior executives, including our named executive officers. See the section entitled “— Determination of 2011 Compensation” on page 40 of this proxy statement for information regarding the compensation arrangements approved for our named executive officers for the 2011 fiscal year.

Finally, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short-term and long-term goals.

When the Compensation Committee considers the mix and amount of total compensation for our named executive officers, it reviews a tally sheet which contains information regarding, among other things:

•	each named executive officer’s compensation for the previous three years;

•	the type and amount of long-term incentive awards granted to each named executive officer in the previous three years;

•	our equity securities owned by each named executive officer as of the end of the most recently completed fiscal year;

•	the proceeds realized by each named executive officer from sales of our equity securities in the previous three years; and

•	the severance payments to which each named executive officer would be entitled to receive upon the occurrence of certain events, taking into account the proposed compensation to be paid to such named executive officer for the new fiscal year.

The Compensation Committee uses these tally sheets to estimate the total annual compensation of the named executive officers, and provide it a perspective on the named executive officers’ wealth accumulation from our compensation programs and potential payouts to them under a range of termination scenarios. Before finalizing the compensation of the named executive officers for any given year, the tally sheets allow the Compensation Committee to fully understand the impact that its decisions will have on each named executive officer’s total existing and potential compensation. In its review of tally sheets for 2010 compensation, the Compensation Committee discovered no unintended consequences of the compensation program, and consequently, no material changes were made or deemed necessary to the executive compensation program or the individual elements of our executive officers’ compensation as a result of this review.

See the sections entitled “— Potential Payments and Benefits Upon Termination Without a Change in Control” and “— Potential Payments and Benefits Upon Termination With a Change in Control” beginning on pages 36 and 38, respectively, of this proxy statement for the total amount of compensation and benefits each named executive officer could receive as a result of the various termination events and a description of our severance arrangements beginning on page 32 of this proxy statement.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	annual incentive compensation, which is paid in cash;

•	long-term incentive compensation;

•	severance arrangements; and

•	limited fringe benefits, including perquisites.

Base Salary.  The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his position with us. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•	the named executive officer’s historical performance in his position with us, based on the input received from Mr. Speese, including the financial performance within his or her area of responsibility and other subjective factors;

•	Mr. Speese’s recommendations as to the proposed base salary (other than his own);

•	our financial performance; and

•	recent comparative peer data, which for 2010 compensation, was compiled by our Human Resources department.

Annual Cash Incentive Compensation.  The Compensation Committee maintains an annual incentive compensation program for our executive officers that provides for awards in the form of a cash bonus. The Compensation Committee believes that cash bonuses are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with short-term financial rewards upon achievement of specified short-term objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

Annual Cash Incentive Program.  Our named executive officers, other than Mr. Speese, participate in our annual cash incentive program. Under our annual cash incentive program, cash bonus eligibility is established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us. The percentage allocation as well as the potential ultimate payouts pursuant to our annual cash incentive program for each year are typically approved by the Compensation Committee in January at the same time that all compensation for our named executive officers is reviewed and, if applicable, approved. This enables the Compensation Committee and Mr. Speese to examine the named executive officer’s performance during the previous year, as well as determine financial performance targets for the new fiscal year based in part upon the previous year’s performance.

For 2010, the annual cash incentive program was based solely upon the achievement of a company-wide financial performance measure. The Compensation Committee believed that individualized objectives are better addressed through the amount of base salary awarded to the applicable named executive officer, and that the achievement of a bonus should be attributed more heavily to company financial performance. In that regard, the Compensation Committee believed that, since each named executive officer is aligned with the overall performance of the company, 100% of the executive’s bonus should be determined based upon the achievement of an overall company financial performance objective. Consistent with prior years, the Compensation Committee further determined that our consolidated pre-tax net income was the appropriate basis upon which to measure our performance in this context, based in part upon input previously received from Hewitt in 2005 and 2008 regarding the performance measures utilized with respect to similar awards made by similarly-situated public companies in the retail industry. The Compensation Committee also believed that consolidated pre-tax net income generally represents an accurate indicator of our financial performance over a one-year period of time. For 2011, the Compensation Committee revised our annual cash incentive program structure to include additional performance metrics. See page 40 for a discussion of these changes for 2011.

In setting the target amount of financial performance, the Compensation Committee reviews with Mr. Speese our financial projections as well as the market’s expectations with respect to our company-wide financial performance for the applicable year. Our annual cash incentive program contains provisions such that each participating named executive officer is typically eligible to receive a cash bonus in a range from a minimum amount should we approach, but fail to achieve, our targeted financial performance, a target amount, should we achieve our targeted financial performance, and a maximum amount should we exceed our targeted financial performance. The Compensation Committee believes that such adjustments are appropriate to operate as an additional incentive for our named executive officers in the event that we either exceed or approach, yet fail to achieve, the financial performance target.

The Compensation Committee recognizes that there may be instances where the accounting treatment of a matter may have a disproportionate impact on our financial results in any given year, irrespective of whether or not such accounting impact truly reflects our operating results for that fiscal year, as may be the case with changes in our accruals for insurance and legal liabilities. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance with respect to the annual cash incentive program, and may make adjustments with respect to certain accounting measures and extraordinary items in determining whether we met our financial performance target when doing so is consistent with our compensation objectives.

Mr. Speese Annual Incentive Compensation.  Pursuant to the terms of the employment agreement with Mr. Speese (which is discussed in greater detail below), Mr. Speese’s compensation includes an annual bonus opportunity established by the Compensation Committee in its discretion. Accordingly, Mr. Speese does not participate in our annual cash incentive program. In determining whether Mr. Speese is awarded a cash bonus and if so, in what amount, the Compensation Committee will review our financial performance for the relevant fiscal year, Mr. Speese’s past performance, total cash compensation necessary to retain top executive talent, and whether we attained the financial performance measure for the annual cash incentive program for our other senior executive officers, including our named executive officers. For a description of the cash bonuses paid to our named executive officers for 2010, please see “— Determination of 2010 Compensation — Annual Cash Incentive Program Compensation for 2010” on page 22, the Summary Compensation Table on page 25 and the Grants of Plan-Based Awards Table on page 28 of this proxy statement.

Long-Term Incentive Compensation.  Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, stock awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. In general, the Compensation Committee considers equity awards to our named executive officers on an annual basis, normally in January of each year.

Generally, long-term incentive awards are made to our named executive officers pursuant to (i) the 2006 Plan and (ii) the Rent-A-Center, Inc. 2006 Equity Incentive Plan, which we refer to as the “Equity Plan.” Under the terms of each of the 2006 Plan and the Equity Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, stock awards, other equity awards, and performance-based equity awards. In addition, under the 2006 Plan, awards may be made in the form of cash awards.

The Compensation Committee has generally granted long-term incentive equity awards to our named executive officers other than Mr. Speese in the form of options to purchase shares of our common stock and restricted stock units. Stock option awards under our equity incentive plans are granted at the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically vest ratably over a four-year period, commencing one year from the date of grant, and expire after 10 years.

The restricted stock units granted by our Compensation Committee vest either incrementally over a period of time or upon the achievement of specified goals for our performance over a period of time. Awards of restricted stock with time-based vesting provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Awards of restricted stock with performance-based vesting provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and also focus them on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, stockholder value. We typically grant awards of restricted stock units to our named executive officers as a portion of a long-term incentive award in January of each year. The Compensation Committee typically determines the dollar value for each award of restricted stock with time-based vesting and performance-based vesting to each of our named executive officers.

In place of long-term equity awards, the Compensation Committee has typically granted Mr. Speese a cash award with vesting provisions similar to the vesting provisions of the long-term equity awards granted to our other named executive officers in light of Mr. Speese’s significant ownership of our common stock.

For a description of the long-term incentive awards granted to our named executive officers for 2010, please see “— Determination of 2010 Compensation — Long-Term Incentive Compensation Award Grants in 2010” on page 23, the Summary Compensation Table on page 25 and the Grants of Plan-Based Awards Table on page 28 of this proxy statement.

Severance Arrangements.  We have an employment agreement with Mr. Speese and executive transition agreements with our other named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

For a more detailed description of the severance arrangements which apply to our named executive officers, please see “Termination of Employment and Change-in-Control Arrangements” beginning on page 32 of this proxy statement.

Fringe Benefits and Perquisites.  Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. In addition, we will pay for the cost of one executive physical examination for each named executive officer each year. Our named executive officers are also eligible to participate in our 401(k) plan and the Rent-A-Center, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows our executive officers to defer tax liability on a portion of their compensation that they would not otherwise be able to contribute due to applicable IRS limitations on contributions to 401(k) plans by highly compensated individuals.

In addition, we own and operate a corporate jet for use by management for business purposes which is available for limited non-business use to our named executive officers. Use of the corporate aircraft by these executives for non-business use is subject to availability. Under the policy established by the Board, none of our executives is permitted to charter the corporate aircraft for non-business use more than once per calendar quarter, unless the executive first submits a request to Mr. Speese, who must consult with the Chairman of the Audit Committee in determining whether to approve such additional non-business use. Once a reservation of the corporate aircraft for non-business use is made, the executive must pay us, in advance, 110% of the estimated total cost of the requested use of the corporate aircraft. If the actual cost for the non-business use of the corporate aircraft exceeds the advance deposit made by the requesting executive, the additional amount is deemed compensation for the requesting executive and reflected on his or her W-2 earnings statement for the year.

The Compensation Committee has determined it is beneficial to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such fringe benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the

Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

For a description of the fringe benefits and perquisites received by our named executive officers in 2010, please see “— All Other Compensation” on page 26 of this proxy statement.

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation we can deduct in any year with respect to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers. The limit does not apply to so-called “performance-based compensation,” which includes compensation attributable to stock options and performance-based restricted stock awards granted pursuant to the 2006 Plan or the Equity Plan. The Compensation Committee believes that our executive compensation deduction for 2010 will not be materially affected by the Section 162(m) limitations.

Determination of 2010 Compensation

2010 Annual Base Salary Adjustments and 2010 Target Annual Incentive Compensation

At the beginning of 2010, the Compensation Committee considered whether adjustments would be made to the annual base salaries and target annual incentive compensation opportunities for our named executive officers. During the Compensation Committee’s review of base salaries for our named executive officers for 2010, the Compensation Committee primarily considered market data previously provided by Hewitt, the input of Mr. Speese (other than with respect to his own base salary), individual performance, our financial performance, the experience of the executive officer, and each named executive officer’s compensation in relation to our other executive officers. In determining Mr. Speese’s base salary for 2010, the Compensation Committee considered our financial performance in 2009 and the level of compensation paid to the highest paid executive at similarly situated public companies in the retail industry.

Based on its review, the Compensation Committee increased the base salaries of the named executive officers for 2010 as set forth in the table below. The increases were generally consistent with the Compensation Committee’s decision to increase our named executive officers’ base salaries consistent with the 3.0% cost of living increase, on an overall basis, of the base salaries for our home office employees. This increase was also consistent with the Compensation Committee’s decision to move our executive compensation levels toward the 50th percentile of base salaries paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry. In doing so, the Compensation Committee reviewed the analysis provided by Hewitt, market data compiled by our Human Resources department, and the ERI and Mercer data as described more fully in “Compensation Discussion and Analysis — Compensation Process” on page 16 of this proxy. Messrs. Speese and Fadel each received a 3% increase in base salary because their base salaries more closely approached the 50th percentile of base salaries paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry than the base salaries of our other named executive officers. Mr. Davis received a 3.5% increase in base salary, and each of Messrs. DeMarino and Korst received a 4% increase in base salary, each in an effort to more closely align their base salaries with that of individuals in comparable positions based on survey data collected by Hewitt. The base salary adjustments for 2010 were effective March 6, 2010.

Annual Base Salaries

Name	2009 Base Salary	2010 Base Salary	Percentage Increase

Mark E. Speese	$816,000	$840,480	3.0%
Robert D. Davis	$395,200	$409,032	3.5%
Mitchell E. Fadel	$553,860	$570,476	3.0%
Theodore V. DeMarino	$306,112	$318,356	4.0%
Christopher A. Korst	$346,500	$360,360	4.0%

No adjustments were made to the named executive officers’ 2010 target annual incentive compensation as a percentage of their respective base salaries which was 80% for Mr. Speese, 60% for Mr. Fadel, and 50% for each of Messrs. Davis, DeMarino and Korst.

Annual Cash Incentive Program Compensation for 2010

In January 2011, the Compensation Committee reviewed the amounts payable pursuant to the named executive officers’ annual incentive awards under the 2010 annual cash incentive program for performance in 2010 based on the metrics approved by the Compensation Committee in January 2010. The Compensation Committee further awarded Mr. Speese’s cash bonus for his performance in 2010 at that time. The annual cash incentive awards for 2010 performance were paid in cash in February 2011. The following discussion sets forth the process the Compensation Committee followed in reviewing the amounts payable to each named executive officer under the annual cash incentive program for 2010 performance. As previously described, the annual cash incentive program for 2010 was comprised solely of a company-wide financial performance measure.

Annual Cash Incentive Program — Company-Wide Financial Performance Goal.  Our 2010 annual cash incentive financial performance goal was set at $266.3 million of consolidated pre-tax net income. When setting the performance target for 2010, the Compensation Committee elected to use a pre-tax financial measurement because, in the Compensation Committee’s view, that measure more appropriately reflects management’s current year impact on operating results by eliminating any potential positive or negative effect on our effective tax rate of non-operating items (such as reserves and refinancing charges).

The financial performance target for 2010 was established following a review of our financial projections developed in alignment with our strategic plan and objectives for 2010. Generally, the financial performance target levels are set such that the relative difficulty of achieving the target level is consistent from year to year. For 2010, the corporate performance target was increased approximately 8% over the target level set for 2009.

The percentage of the incentive target each named executive officer was eligible to receive if we missed, met or exceeded this target during 2010 is set forth in the table below:

2010 Annual Cash Incentive Program
Financial Performance Target

		Percent of Annual Cash
Percent of Target Financial		Incentive Target Earned by
Performance Target Achieved		Named Executive Officer

<80%		0%
80.0%	— 85.0%	50%
85.0%	— 90.0%	60%
90.0%	— 92.5%	70%
92.6%	— 95.0%	80%
95.1%	— 97.5%	90%
97.6%	— 102.5%	100%
102.6%	— 105.0%	110%
105.1%	— 107.5%	120%
107.6%	— 109.0%	130%
109.1%	— 110.5%	140%
≥110.6%		150%

See the Grants of Plan-Based Awards table under the column “Estimated Possible Payouts Under Non-Equity Incentive Awards” on page 28 of this proxy statement for threshold, target, and maximum amounts payable to our named executive officers (other than Mr. Speese) under the 2010 annual cash incentive program.

Annual Cash Incentive Program Compensation Determinations for 2010

On January 28, 2011, the Compensation Committee reviewed the actual financial performance of our company relative to the pre-tax consolidated net income target amount that was established for the year. Pre-tax consolidated net income as reported in our financial statements for the year ended December 31, 2010, was $270.28 million. In reviewing our actual 2010 financial performance relative to the corporate financial goal, the Compensation Committee determined that it would be appropriate, consistent with past practices, to adjust for certain non-operating items for purposes of determining whether we met our financial performance target. The Compensation Committee concluded that the failure to adjust for such items would inappropriately penalize management for its decisions to exit the financial services business and refinance certain long-term debt when the Compensation Committee believed that such decisions were in the best interest of the Company’s stockholders. Accordingly, the Compensation Committee made adjustments to pre-tax consolidated net income pertaining to (i) the impairment charge related to the discontinuation of our financial services business (an increase of $20.76 million), (ii) the charge related to our refinancing (an increase of $3.1 million), and (iii) the incremental amount accrued for the payment of cash bonuses at greater than 100% (an increase of $2.66 million), and determined that, for purposes of the 2010 annual cash incentive program, we achieved pre-tax consolidated net income for the fiscal year ended December 31, 2010, of $296.80 million, which represented 111.45% of the target amount of $266.3 million, resulting in payment of 150% of the target bonus amounts to each named executive officer (other than Mr. Speese) pursuant to our 2010 annual cash incentive program.

Mr. Speese 2010 Cash Bonus.  Pursuant to our employment agreement with Mr. Speese, Mr. Speese’s compensation includes an annual bonus opportunity established by the Compensation Committee in its discretion. Accordingly, Mr. Speese does not participate in our annual cash incentive program. In January 2010, the Compensation Committee set a target cash bonus for Mr. Speese of 80% of his base salary. In determining whether Mr. Speese is actually awarded a cash bonus and if so, in what amount, the Compensation Committee reviews the factors described above under ‘‘— Annual Incentive Compensation — Mr. Speese Annual Incentive Compensation” on page 19 of this proxy statement. In January 2011, the Compensation Committee determined that Mr. Speese should receive a cash bonus for the fiscal 2010 year in the amount of $1,008,576. In making this determination, the Compensation Committee calculated the cash bonus amount awarded to Mr. Speese for the fiscal year 2010 using the same methodology as that used to calculate the cash bonus amounts payable to the other named executive officers pursuant to our 2010 annual cash incentive program. Accordingly, the cash bonus amount awarded to Mr. Speese with respect to the 2010 fiscal year is equal to 150% of Mr. Speese’s target cash bonus amount of 80% of his base salary as set by the Compensation Committee in January 2010.

The amounts awarded to our named executive officers for their annual cash incentive bonus for 2010 performance is set forth below and is included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” on page 25 of this proxy statement.

2010 Annual Cash Incentive Award

2010 Annual Cash
Name	Incentive Award

Mark E. Speese	$1,008,576
Robert D. Davis	$306,774
Mitchell E. Fadel	$513,428
Theodore V. DeMarino	$238,767
Christopher A. Korst	$270,270

Long-Term Incentive Compensation Award Grants in 2010

The Compensation Committee determines the timing of the annual grants of stock options and restricted stock units to our named executive officers as well as the terms and restrictions applicable to such grants. The Compensation Committee approves generally in January of each year the annual grant to our executive officers after the Compensation Committee has reviewed the information set forth in the tally sheets. Stock options are granted with an exercise price equal to the fair market value per share of our common stock on the date the option is granted by reference to the closing price for shares on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. Grants may also be made in connection with commencement of employment, promotions, or tenure.

Annual long-term incentive compensation grants to our named executive officers for 2010 were structured in three tranches comprised of (i) 35% of the value of the award issued in stock options, (ii) 25% of the value of the award issued in time based restricted stock units and (iii) 40% of the value of the award issued in performance-based restricted stock units. The dollar amount, the allocation of the dollar amounts to each vesting requirement and the basis for selecting the dollar amounts allocated to each of the vesting requirements were determined by the Compensation Committee based on data compiled by, and recommendations of, Hewitt. Options are granted at target levels, are not adjusted for company or individual performance, and vest ratably over a four year period commencing on the one-year anniversary of the date of grant. The time-based restricted stock units vest upon the named executive officer completing three years of continuous employment with us from January 29, 2010.

The performance-based restricted stock units vest upon our achievement of a three-year EBITDA target of $1.112 billion for the three-year period ending December 31, 2012.

Given Mr. Speese’s significant ownership of our common stock, and consistent with the prior years, the Compensation Committee determined in January 2010 that a long-term incentive award granted to Mr. Speese should be a cash award, containing substantially the same vesting schedule and requirements as those of the long-term incentive equity awards granted to our other named executive officers.

Consistent with prior years, the Compensation Committee established an EBITDA target as the appropriate basis upon which to measure our performance in this context based in part upon input received from Hewitt regarding the performance measures utilized with respect to similar awards made by similarly-situated public companies in the retail industry. The Compensation Committee also believes EBITDA represents an accurate indicator of our performance over an extended period of time, as an EBITDA measure incorporates certain factors which the Compensation Committee believes are important to an understanding of our performance over such period, such as an increase in revenue as well as the management of our expenses, while not incorporating other factors which the Compensation Committee does not believe are important to an understanding of our performance over such period, such as any repurchases of our outstanding shares which would affect an earnings per share measurement. In setting the target amount of EBITDA over such three-year period, the Compensation Committee reviewed with Mr. Speese our financial projections as well as the market’s expectations with respect to our financial performance over such period. The Compensation Committee selected a three-year period over which to measure EBITDA based upon both input received from Hewitt regarding the time-period utilized with respect to similar awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our operating results over an extended period of time, as opposed to the single year measure which is utilized in our annual cash incentive program. The three year EBITDA target for the 2010 performance-based awards was set at $1.112 billion.

In addition, the awards of restricted stock with performance-based vesting to our named executive officers (and cash, with respect to Mr. Speese’s award) in January 2010 contained provisions with respect to our achievement of the target EBITDA, such that each eligible named executive officer may receive (1) an additional payout pursuant to such award in the event that we exceed the target EBITDA over such period, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance. The Compensation Committee believed that such adjustments were appropriate to operate as an additional incentive for our named executive officers in the event that we either exceed or approach, yet fail to achieve, the target EBITDA of $1.112 billion. The percentage of the restricted stock unit awards to be received by each named executive office if we miss, meet, or exceed the target three-year EBITDA is set forth in the table below:

2010 Long-Term Incentive Compensation —
Financial Performance Target for Performance-Based Award

		Percent of Target Performance-Based
Percent of Target EBITDA Achieved		Award Received

< 87.00%		0%
87.00%	— 90.00%	20%
90.10%	— 93.00%	40%
93.10%	— 96.00%	60%
96.10%	— 99.00%	80%
99.10%	— 101.00%	100%
101.10%	— 104.00%	110%
104.10%	— 107.00%	120%
107.10%	— 111.00%	130%
111.10%	— 115.00%	140%
115.00% <		150%

See the Grants of Plan-Based Awards table under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” on page 28 of this proxy statement for threshold, target, and maximum amounts payable to our named executive officers under the 2010 long-term incentive performance-based awards. See footnotes 6 and 8 to the Outstanding Equity Awards at Fiscal Year End table on page 31 of this proxy statement for information with respect to the status of achievement of the three-year EBITDA targets for performance-based awards granted to our named executive officers in 2008 and 2009.

Summary of Compensation

The following table summarizes the compensation earned by our Chairman and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers or our “named executive officers,” in 2010, as well as the compensation earned by such individuals in each of 2009 and 2008, if serving as an executive officer during that time. The table specifically identifies the dollar value of compensation related to 2010, 2009 and 2008 paid to such named executive officers in the form of:

•	base salary, paid in cash;

•	stock awards, comprised of awards of restricted stock relating to the 2010, 2009 and 2008 fiscal years;

•	option awards, comprised of awards of options during the 2010, 2009 and 2008 fiscal years and identified based upon the aggregate fair value in dollars of such award;

•	non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers; and

•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our 401(k) plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2010, 2009 and 2008.

Based on the grant date fair value of equity awards granted to our named executive officers in 2010 and the base salary of our named executive officers for 2010, “Salary” accounted for approximately 40% of the total compensation of our named executive officers while cash bonuses paid to our named executive officers under our annual cash incentive program for 2010 accounted for approximately 38% of the total compensation of our named executive officers.

Summary Compensation Table

					Non-Equity
Name and Principal			Stock	Option	Incentive Plan		All Other
Position	Year	Salary	Awards(1)	Awards(1)	Compensation(2)		Compensation(3)	Total

Mark E. Speese,	2010	$840,480	—	—	$1,394,976	(4)	$10,709	$2,246,165
Chairman of the	2009	$816,000	—	—	$1,163,640	(4)	$7,777	$1,987,417
Board and Chief	2008	$800,000	—	—	$413,000	(4)	$13,009	$1,226,009
Executive Officer
Robert D. Davis,	2010	$409,032	$149,445	$45,350	$306,774		$20,406	$931,007
Executive Vice	2009	$395,200	$142,385	$52,570	$256,880		$11,613	$858,648
President — Finance,	2008	$380,000	$60,059	$36,657	$91,200		$12,569	$580,485
Chief Financial Officer and Treasurer
Mitchell E. Fadel,	2010	$570,476	$277,930	$84,332	$513,428		$11,574	$1,457,740
President and Chief	2009	$553,860	$266,059	$98,234	$432,011		$16,732	$1,366,896
Operating Officer	2008	$543,000	$128,521	$78,459	$142,130		$12,421	$904,531
Theodore V. DeMarino,	2010	$318,356	$116,320	$35,296	$238,767		$21,232	$729,971
Executive Vice President — Operations(5)	2009	$306,112	$35,450	$73,166	$147,951		$120,388	$683,067
Christopher A. Korst,	2010	$360,360	$131,681	$39,954	$270,270		$20,002	$822,267
Executive Vice	2009	$346,500	$124,843	$46,092	$225,225		$10,762	$753,422
President — Operations	2008	$330,000	$52,070	$64,929	$68,112		$14,088	$529,199

(1)	The amounts reflected in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each award of stock options or restricted stock in 2010, 2009 and 2008 to the applicable named executive officer. Assumptions used in the calculation of these amounts are included in footnote K to our audited financial statements for our fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011 and our Annual Reports on Form 10-K for prior years.

(2)	For each of our named executive officers other than Mr. Speese, represents the cash bonuses which were payable under our annual cash incentive program with respect to services for the year indicated. See “— Compensation Discussion and Analysis — Determination of 2010 Compensation — Annual Cash Incentive Program Compensation for 2010” on page 22 of this proxy statement

(3)	For 2010, represents the compensation as described in the “All Other Compensation” table below.

(4)	For 2010, represents (1) the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2010 in the amount of $1,008,576, and (2) the earned portion of the incentive cash awards granted to Mr. Speese in 2009, 2008, 2007 and 2006 in the amount of $386,400. For 2009, represents (1) the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2009 in the amount of $848,640, and (2) the earned portion of the incentive cash awards granted to Mr. Speese in 2008, 2007 and 2006 in the amount of $315,000. For 2008, represents (1) the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2008 in the amount of $288,000, and (2) the earned portion of the incentive cash awards granted to Mr. Speese in 2007 and 2006 in the amount of $125,000.

(5)	Mr. DeMarino became an executive officer in August 2009.

All Other Compensation

The following table provides information regarding each component of compensation for 2009 included in the All Other Compensation column in the Summary Compensation Table above.

	Company 401(k)	Value of Insurance
Name	Contributions(1)	Premiums(2)	Other		Total

Mark E. Speese	$0	$5,564	$5,145	(3)	$10,709
Robert D. Davis	$3,675	$5,471	$11,260	(4)	$20,406
Mitchell E. Fadel	$4,898	$4,557	$2,119	(5)	$11,574
Theodore V. DeMarino	$6,198	$5,392	$9,642	(6)	$21,232
Christopher A. Korst	$4,898	$5,428	$9,676	(7)	$20,002

(1)	Represents contributions or other allocations made by us to our Retirement Savings Plan.

(2)	Represents premiums paid by us or on our behalf for medical, dental, long-term disability and life insurance.

(3)	Represents deemed compensation related to incentive travel award in the amount of $1,317, and fees paid by us for annual executive physical examination in the amount of $3,828.

(4)	Represents deemed compensation related to incentive travel award in the amount of $4,701, fees paid by us for annual executive physical examination in the amount of $3,117, and contributions or other allocations made by us to our Deferred Compensation Plan in the amount of $3,442.

(5)	Represents deemed compensation related to incentive travel award in the amount of $1,052, and fees paid by us for annual executive physical examination in the amount of $1,067.

(6)	Represents deemed compensation related to incentive travel awards in the amount of $5,444, fees paid by us for annual executive physical examination in the amount of $3,202, and $996 in relocation expenses paid by us in connection with Mr. DeMarino’s transfer to our home office in Plano, Texas as a result of his promotion to Executive Vice President — Operations in August 2009.

(7)	Represents deemed compensation related to incentive travel awards in the amount of $6,042, and fees paid by us for annual executive physical examination in the amount of $3,634.

The following is a description of material factors necessary to understand the information disclosed above in the Summary Compensation Table.

Changes Implemented in 2009.  Following a formal evaluation by Hewitt of our compensation arrangements for our senior executives in relation to those arrangements offered by similarly-situated public companies in the retail industry, the Compensation Committee implemented the following changes beginning with the 2009 fiscal year:

•	Revised the structure of our annual cash incentive program to (i) increase the eligible bonus percentage available to our senior executives, including our named executive officers, and (ii) to tie the attainment of that bonus solely to a company financial performance measure. Previously, our annual cash incentive program was divided into two parts — a measure based on our company-wide financial performance, which made up 40% of the potential annual incentive award, and an individual performance measure specific to each named executive officer, which made up the remaining 60% of the potential annual incentive award; and

•	Revised the structure of the long-term incentive awards granted to our senior executives, including our named executive officers, both to increase the size of the award to an amount commensurate with the 50th percentile of similarly situated companies, as well as altered the mix of such awards to more heavily weight the achievement of such awards to our financial performance, such that 35% of the value of the award is issued in stock options, 25% of the value of the award is issued in time based restricted stock units and 40% of the value of the award is issued in performance-based restricted stock units. Prior to 2009, the annual long-term incentive awards granted to our senior executives, including our named executive officers, were comprised of an approximate 50/50 combination of stock options and restricted stock units (half of which had time-based vesting and the other half had performance-based vesting).

These adjustments were made to more fully align potential compensation to the 50th percentile of similarly situated companies and to emphasize that such compensation should be more aligned with actual financial performance.

Mr. Speese’s Employment Agreement.  We have an employment agreement with Mr. Speese. Pursuant to the terms of the employment agreement, Mr. Speese’s compensation consists of (1) an annual base salary of not less than $740,000, subject to upward adjustment based upon the results of an annual review by the Compensation Committee, (2) an annual bonus opportunity established by the Compensation Committee, (3) participation in our employee benefit plans for senior executive officers, and (4) a one time grant of an option to purchase 70,000 shares of our common stock. In addition, the employment agreement contains severance provisions which provide for certain payments to be made by us to Mr. Speese upon the occurrence of certain events which result in his employment with us being severed, including upon a change in control of us. For a detailed description of the severance provisions contained in Mr. Speese’s employment agreement, please see “— Termination of Employment and Change-in-Control Arrangements — Employment Agreement” below.

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2010 under our non-equity incentive plans and equity incentive plans.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
		Date of	Estimated Possible Payouts			Estimated			Number	Number of	Exercise or	Closing	Grant Date
		Compensation	Under Non-Equity			Future Payouts Under			of Shares	Securities	Base Price	Price on	Fair Value of
	Grant	Committee	Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Underlying	of Option	Grant	Stock and Option
Name:	Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options(4)	Award(5)	Date	Awards

Mark E. Speese
Long-Term Incentive(6)	1/29/10	1/29/10	504,288	840,480	1,008,576	—	—	—	—	—	—	—	—
Robert D. Davis
Short-Term Incentive	N/A	1/29/10	0	204,516	306,774	—	—	—	—	—	—	—	—
Restricted Stock Units	1/29/10	1/29/10	—	—	—	0	6,644	9,966	3,114	—	—	$20.00	$149,445
Stock Options	1/29/10	1/29/10	—	—	—	—	—	—	—	7,555	$19.70	$20.00	$45,350
Mitchell E. Fadel
Short-Term Incentive	N/A	1/29/10	0	342,286	513,428	—	—	—	—	—	—	—	—
Restricted Stock Units	1/29/10	1/29/10	—	—	—	0	12,355	18,533	5,792	—	—	$20.00	$277,930
Stock Options	1/29/10	1/29/10	—	—	—	—	—	—	—	14,049	$19.70	$20.00	$84,332
Theodore V. DeMarino
Short-Term Incentive	N/A	1/29/10	0	159,178	238,767	—	—	—	—	—	—	—	—
Restricted Stock Units	1/29/10	1/29/10	—	—	—	0	5,171	7,757	2,424	—	—	$20.00	$116,320
Stock Options	1/29/10	1/29/10	—	—	—	—	—	—	—	5,880	$19.70	$20.00	$35,296
Christopher A. Korst
Short-Term Incentive	N/A	1/29/10	0	180,180	270,270	—	—	—	—	—	—	—	—
Restricted Stock Units	1/29/10	1/29/10	—	—	—	0	5,854	8,781	2,744	—	—	$20.00	$131,681
Stock Options	1/29/10	1/29/10	—	—	—	—	—	—	—	6,656	$19.70	$20.00	$39,954

(1)	These columns show the potential value of the payout of the annual cash incentive bonuses for 2010 performance for each named executive officer other than Mr. Speese if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company performance. The actual amount of the annual cash incentive bonuses paid for 2010 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents restricted stock units which vest upon our achievement of a three-year EBITDA of $1.112 billion for the three year period ending December 31, 2012 and the named executive officer remains an employee through December 31, 2012. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to the maximum number of shares if we achieve at least 115.1% of the target EBITDA. EBITDA for the fiscal year ended December 31, 2010 was $389.4, determined in accordance with the terms of the performance-based award.

(3)	Represents restricted stock units which vest upon completion of three-years of continuous employment with us from January 29, 2010.

(4)	Represents options to purchase shares of our common stock granted under our 2006 Long-Term Incentive Plan or 2006 Equity Incentive Plan, which vest ratably over a four-year period.

(5)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last trading day before the date of grant as reported on the Nasdaq Global Select Market, in accordance with our 2006 Long-Term Incentive Plan or 2006 Equity Incentive Plan.

(6)	Mr. Speese’s award was made on January 29, 2010 and consists of (1) $294,168 which will vest ratably over a four year period ($73,542 on each anniversary date), (2) $210,120 which will vest upon Mr. Speese’s completion of three years of continuous service from January 29, 2010, and (3) $336,192 which will vest upon our achievement of a three-year EBITDA of $1.112 billion for the three year period ending December 31, 2012. The award of the cash underlying the performance-based portion of the cash award will range from a minimum of $0 if we achieve less than 87.0% of the target EBITDA up to a maximum of $504,288 if we achieve at least 115.1% of the target EBITDA. EBITDA for the fiscal year ended December 31, 2010 was $389.4, determined in accordance with the terms of the performance-based award.

The following is a description of material factors necessary to understand the information disclosed above in the Grant of Plan-Based Awards Table.

2010 Long-Term Incentive Awards  As described in the Compensation Discussion and Analysis, in January 2010, the Compensation Committee granted long-term incentive awards under our 2006 Plan and our Equity Plan for our named executive officers. Consistent with prior awards, these awards were comprised of options to purchase shares of our common stock and restricted stock units.

With respect to these awards, once the dollar amount of the awards is established, the Compensation Committee determines the number of options and restricted stock units comprising that award as follows. The number of options to purchase shares of our common stock is determined by dividing the total dollar value to be allocated to the award of stock options (which is 35% of the award) by the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted.

The number of time-based restricted stock units to be granted is determined by dividing the total dollar value to be allocated to the award of time-based restricted stock units (which is 25% of the award) by the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately preceding the grant date for such award. The number of performance-based restricted stock units to be granted is determined by dividing the total dollar value to be allocated to the award of performance-based restricted stock units (which is 40% of the award) by an amount equal to 75% of the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately preceding the grant date for such award. The 25% discount factor represents the Compensation Committee’s determination of the appropriate reduction to the value of such awards based upon both the previous input received from Hewitt regarding the discount factors utilized with respect to similar awards made by similarly-situated public companies.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2010.

Stock Awards
Equity
Option Awards	Equity	Incentive
Equity	Incentive	Plan Awards:
Incentive	Plan Awards:	Market or
Plan Awards:	Number	Payout Value
Number of	Number of	Number of	of Unearned	of Unearned
Securities	Securities	Securities	Shares,	Shares, Units
Underlying	Underlying	Underlying	Units or	or Other
Unexercised	Unexercised	Unexercised	Option	Option	Other Rights	Rights
Options	Options	Unearned	Exercise	Expiration	That Have	That Have Not
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Vested(1)

Mark E. Speese	500,000	$10.396	11/9/11
70,000	$29.29	10/2/16
Robert D. Davis	50,000	$10.396	11/9/11
5,320	$19.52	1/31/16
2,599	866	(2)	$28.81	1/31/17
5,220	5,220	(3)	$15.26	1/30/18	2,180	(6)	$70,370
2,180	(7)	$70,370
8,212	2,737	(4)	$15.37	1/30/19	8,228	(8)	$265,600
3,857	(9)	$124,504
7,555	(5)	$19.70	1/29/20	6,644	(10)	$214,468
3,114	(11)	$100,520
Mitchell E. Fadel	36,670	$10.396	11/9/11
11,063	$19.52	1/31/16
5,843	1,947	(2)	$28.81	1/31/17
11,172	11,173	(3)	$15.26	1/30/18	4,665	(6)	$150,586
4,665	(7)	$150,586
15,344	5,115	(4)	$15.37	1/30/19	15,375	(8)	$496,305
7,207	(9)	$232,642
14,049	(5)	$19.70	1/29/20	12,355	(10)	$398,819
5,792	(11)	$186,966
Christopher A. Korst	75,000	(12)	$18.50	7/12/11
3,190	$19.52	1/31/16
1,819	606	(2)	$28.81	1/31/17
5,000	5,000	(13)	$14.52	1/02/18
4,533	4,532	(3)	$15.26	1/30/18	1,890	(6)	$61,009
1,890	(7)	$61,009
2,400	7,200	(4)	$15.37	1/30/19	7,214	(8)	$232,868
3,382	(9)	$109,171
6,656	(5)	$19.70	1/29/20	5,854	(10)	$188,967
2,744	(11)	$88,576
Theodore V. DeMarino	12,500	$29.77	7/1/2013
1,600	$19.52	1/31/16
1,039	346	(2)	$28.81	1/31/17
1,510	1,510	(3)	$15.26	1/30/18	630	(6)	$20,336
630	(7)	$20,336
682	2,045	(4)	$15.37	1/30/19	2,049	(8)	$66,142
960	(9)	$30,989
2,500	7,500	(14)	$18.88	10/1/19
5,880	(5)	$19.70	1/29/20	5,171	(10)	$166,920
2,424	(11)	$78,247

(1)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2010 which was $32.28.

(2)	These options to purchase shares of our common stock vested on January 31, 2011.

(3)	These options to purchase shares of our common stock vest in equal amounts on each of January 30, 2011 and January 30, 2012.

(4)	These options to purchase shares of our common stock vest in equal amounts on each of January 30, 2011, January 30, 2012, and January 30, 2013.

(5)	These options to purchase shares of our common stock vest in equal amounts on each of January 29, 2011, January 29, 2012, January 29, 2013, and January 29, 2014.

(6)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.335 billion for the three-year period ending December 31, 2010 and the named executive officer remains an employee through December 31, 2010. We failed to achieve the three-year EBITDA target and, accordingly, none of these shares vested and the right to these shares expired as of January 30, 2011.

(7)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 30, 2008. These shares vested as of January 30, 2011.

(8)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.151 billion for the three-year period ending December 31, 2011 and the named executive officer remains an employee through December 31, 2011. Aggregate EBITDA for the fiscal years ended December 31, 2009 and 2010 was $749.5, determined in accordance with the terms of the performance-based award.

(9)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 30, 2009.

(10)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.112 billion for the three-year period ending December 31, 2012 and the named executive officer remains an employee through December 31, 2012. EBITDA for the fiscal year ended December 31, 2010 was $389.4, determined in accordance with the terms of the performance-based award.

(11)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 29, 2010.

(12)	These options gradually vest upon the enactment of legislation in certain states in which we conduct business.

(13)	These options to purchase shares of our common stock vest in equal amounts on each of January 2, 2011 and January 2, 2012.

(14)	These options to purchase shares of our common stock vest in equal amounts on each of October 1, 2011, October 1, 2012, and October 1, 2013.

Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by our named executive officers during the 2010 fiscal year, as well as applicable stock awards that vested, during the 2010 fiscal year:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting

Mark E. Speese	22,500	—	—	—
Robert D. Davis	—	—	1,015	$20,371
Mitchell E. Fadel	199,581	$3,444,078	2,280	$45,760
Theodore V. DeMarino	—	—	405	$8,128
Christopher A. Korst	43,750	$131,254	710	$14,250

Nonqualified Deferred Compensation

The Rent-A-Center, Inc. Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007.

The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in the Rent-A-Center, Inc. 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a five-year graded vesting schedule based on the participant’s years of service with us. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.

The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in Last FY	in Last FY	in Last FY	Distributions	Last FYE

Mark E. Speese(1)	—	—	—	—	—
Robert D. Davis	$40,459	$3,442 (2)	$24,049	$0	$166,388
Mitchell E. Fadel(1)	—	—	—	—	—
Theodore V.DeMarino(1)	—	—	—	—	—
Christopher A. Korst	$17,413	—	$5,542	$0	$33,476

(1)	Elected not to participate in our Deferred Compensation Plan during 2010.

(2)	Represents matching contributions or other allocations made by us under our Deferred Compensation Plan which amount was also reported as compensation in the “Summary Compensation Table” on page 25 of this proxy.

Termination of Employment and Change-in-Control Arrangements

Severance Arrangements	We have entered into executive transition agreements with each of our named executive officers, other than Mr. Speese. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.

Termination Not in Conjunction With a Change In Control. If the named executive officer’s employment is terminated without “cause,” the named executive officer will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year;

•  one and one half times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years; and

• continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 18 months.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year; and

• continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer’s employment is terminated in conjunction with a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without “cause,” except that the named executive officer will be entitled to receive two times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively.

Under each of the executive transition agreements, the term “change in control” generally means the occurrence of any of the following after September 14, 2006:

• any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

•  a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•  individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board;

•  approval by our stockholders of a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above); or

• any other event or transaction which our Board, acting in its discretion, designates is a change in control.

Employment Agreement	Pursuant to Mr. Speese’s employment agreement, if we terminate Mr. Speese’s employment due to his disability or death, Mr. Speese will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year; and

• continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for 12 months.

If we terminate Mr. Speese’s employment for “cause,” or if Mr. Speese terminates his employment with us for any reason other than death or for “good reason,” Mr. Speese will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by Mr. Speese to us or our affiliates). If Mr. Speese’s employment is terminated by us without “cause” (as defined in the employment agreement) or by Mr. Speese for “good reason,” Mr. Speese will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year;

• two times the sum of Mr. Speese’s highest annual rate of salary during the previous 24 months, and Mr. Speese’s average annual bonus for the two preceding calendar years; and

• continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for up to 24 months.

If we terminate Mr. Speese’s employment in conjunction with a change in control of us without “cause” or if Mr. Speese terminates his employment with us for “good reason,” Mr. Speese will be entitled to receive in a lump sum the same aggregate severance payments and benefits as described above for a termination not in connection with a change in control, except that in addition to such amounts, Mr. Speese will be entitled to continued health insurance coverage for himself and his spouse and covered dependents for 36 months, rather than 24 months. The amount of the severance payments will be reduced if and to the extent necessary to avoid the loss of a tax deduction by us under Section 280G of the Internal Revenue Code and the imposition of an excise tax on Mr. Speese pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee or the Board may condition the payment of severance or benefits on the execution and delivery by Mr. Speese of a general release in favor of us, our affiliates and our officers, directors, and employees, provided that no such release will be required for the payment to Mr. Speese of accrued compensation.

Long-Term Incentive Plans	Awards Pursuant to the Amended and Restated Long-Term Incentive Plan. The 2006 Plan replaced our previously-existing Amended and Restated Long-Term Incentive Plan, which we refer to as the “Previous Plan.” Awards made pursuant to the Previous Plan remain outstanding for the term of such award. Pursuant to stock option agreements under the Previous Plan, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement. Lastly, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee may accelerate the exercisability of, or lapse of restrictions with respect to, outstanding options and terminate unexercised options.

Awards Pursuant to the 2006 Plan and the Equity Plan. Pursuant to stock option agreements under the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement.

Pursuant to the 2006 Plan and the Equity Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an “exchange transaction,” and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2006 Plan or the Equity Plan, as applicable, on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2006 Plan and the Equity Plan, the term “exchange transaction” means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company), liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

Pursuant to stock compensation agreements under the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual’s employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term “change in ownership” is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

When Mr. Speese was awarded options under the 2006 Plan in October 2006, he entered into a stock option agreement with us. This agreement provides that if Mr. Speese’s employment or other service with us is terminated due to his death or disability, or if he dies after the termination of his employment and before the underlying option expires, then such option shall remain exercisable for 12 months thereafter, but not beyond the stated term. If Mr. Speese’s employment or other service with us terminates for any other reason, then the underlying option shall remain exercisable for three months thereafter (or until one year from his death if he dies during such three-month period), but in no event beyond the stated term.

Long-Term Incentive Cash Award Agreements with Mr. Speese. In connection with Mr. Speese’s receipt of cash awards in January of 2007, 2008, 2009, and 2010, he entered into long-term incentive cash award agreements with us. Theses agreements contain provisions with respect to the vesting of such cash awards which are substantially similar to those contained in the above-described stock compensation agreements.

Potential Payments and Benefits Upon Termination Without a Change in Control	The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2010, the last business day of our fiscal 2010, assuming that:

•  each named executive officer’s employment with us was terminated on December 31, 2010, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

• the base salary earned by each named executive officer for his services to us through December 31, 2010 has been fully paid to such named executive officer;

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised, vested options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2010, which was $32.28; and

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2010.

			Acceleration and
		Continuation of	Continuation of	Total
	Cash Severance	Medical Benefits	Outstanding	Termination
	Payment	(present value)	Awards	Benefits

Mark E. Speese
• Termination by Us Without “Cause” or by Mr. Speese for “Good Reason”	$3,666,240	$8,796	$11,151,300	$14,826,336

• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Speese’s Disability or Death	$848,640	$4,398	$13,058,880	$13,911,918
• Termination by Mr. Speese for Reason other than Death or “Good Reason”	$0	$0	$11,151,300	$11,151,300

Robert D. Davis
• Termination by Us Without “Cause”	$1,131,488	$6,597	$1,306,232	$2,444,317

• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Davis’s Disability or Death	$256,880	$4,398	$2,542,169	$2,803,447
• Termination by Mr. Davis for Reason Other Than Death	$0	$0	$1,306,232	$1,306,232
Mitchell E. Fadel
• Termination by Us Without “Cause”	$1,718,331	$5,101	$1,240,570	$2,964,002
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Fadel’s Disability or Death	$432,011	$3,401	$2,856,475	$3,291,887
• Termination by Mr. Fadel for Reason Other Than Death	$0	$0	$1,240,570	$1,240,570
Theodore V. DeMarino
• Termination by Us Without “Cause”	$773,244	$6,597	$126,149	$905,990

• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. DeMarino’s Disability or Death	$147,951	$4,398	$508,796	$661,145
• Termination by Mr. DeMarino for Reason Other Than Death	$0	$0	$126,149	$126,149
Christopher A. Korst
• Termination by Us Without “Cause”	$985,768	$6,597	$253,543	$1,245,908
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Korst’s Disability or Death	$225,225	$4,398	$995,143	$1,224,766
• Termination by Mr. Korst for Reason Other Than Death	$0	$0	$253,543	$253,543

Potential Payments and Benefits Upon Termination With a Change in Control	The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2010, the last business day of our fiscal 2010, assuming that:

•  each named executive officer’s employment with us was terminated on December 31, 2010, and was in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

• the base salary earned by each named executive officer for his services to us through December 31, 2010 has been fully paid to such named executive officer;

• with respect to options awarded pursuant to the Previous Plan, the Compensation Committee accelerated the exercisability of, or lapse of restrictions with respect to, such options;

•  with respect to options awarded pursuant to the 2006 Plan or the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2010; and

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2010.

			Acceleration and
		Continuation of	Continuation of	Total
	Cash Severance	Medical Benefits	Outstanding	Termination
	Payment	(present value)	Awards	Benefits

Mark E. Speese
• Termination by Us Without “Cause” or by Mr. Speese for “Good Reason”	$3,666,240	$13,194	$13,058,880	$16,738,314
• Termination by Us Due to Mr. Speese’s Disability or Death	$848,640	$4,398	$13,058,880	$13,911,918
• Termination by Us for “Cause” or by Mr. Speese Without “Good Reason”	$0	$0	$13,058,880	$13,058,880
Robert D. Davis
• Termination by Us Without “Cause” or by Mr. Davis for “Good Reason”	$1,423,024	$8,796	$2,867,922	$4,299,742
• Termination by Us Due to Mr. Davis’s Disability or Death	$256,880	$4,398	$2,867,922	$3,129,200
• Termination by us for “Cause” or by Mr. Davis Without “Good Reason”	$0	$0	$2,867,922	$2,867,922
Mitchell E. Fadel
• Termination by Us Without “Cause” or by Mr. Fadel for “Good Reason”	$2,147,104	$6,802	$3,489,596	$5,643,502
• Termination by Us Due to Mr. Fadel’s Disability or Death	$432,011	$3,401	$3,489,596	$3,925,008
• Termination by us for “Cause” or by Mr. Fadel Without “Good Reason”	$0	$0	$3,489,596	$3,489,596
Theodore V. DeMarino
• Termination by Us Without “Cause” or by Mr. DeMarino for “Good Reason”	$981,675	$8,796	$744,753	$1,735,224
• Termination by Us Due to Mr. DeMarino’s Disability or Death	$147,951	$4,398	$744,753	$897,102
• Termination by us for “Cause” or by Mr. DeMarino Without “Good Reason”	$0	$0	$744,753	$744,753
Christopher A. Korst
• Termination by Us Without “Cause” or by Mr. Korst for “Good Reason”	$1,239,282	$8,796	$2,402,175	$3,650,253
• Termination by Us Due to Mr. Korst’s Disability or Death	$225,225	$4,398	$2,402,175	$2,631,798
• Termination by us for “Cause” or by Mr. Korst Without “Good Reason”	$0	$0	$2,402,175	$2,402,175

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination	Under the Previous Plan, the 2006 Plan, and the Equity Plan, in the event of a “change in control” of us or an “exchange transaction” involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the Previous Plan, the 2006 Plan, and the Equity Plan assuming that:

• an event which constituted a “change in control” and an “exchange transaction” under each of the agreements and plans described above was consummated on December 31, 2010;

• with respect to options awarded pursuant to the Previous Plan, the Compensation Committee accelerated the exercisability of, or lapse of restrictions with respect to, such options;

•  with respect to options awarded pursuant to the 2006 Plan and the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•  each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2010; and

•  each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2010.

Name	Potential Realizable Value(1)

Mark E. Speese	$13,058,880
Robert D. Davis	$2,867,922
Mitchell E. Fadel	$3,489,596
Theodore V. DeMarino	$744,753
Christopher A. Korst	$2,402,175

(1)	Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 31, 2010, the last business day of fiscal 2010, which was $32.28.

Determination of 2011 Compensation

Consistent with prior years and the philosophy and process as described in the Compensation Discussion & Analysis, above, the Compensation Committee met in January 2011 to consider the compensation arrangements for our senior executives, including our named executive officers, for the 2011 fiscal year. The Compensation Committee made certain adjustments to the amounts of compensation to be paid in 2011 to our named executive officers to more fully align these executive officers’ compensation with similarly situated officers of other comparable companies, including the Peer Group, and revised our annual cash incentive program to include additional performance metrics for 2011. No significant adjustments to the form or components of the compensation arrangements for our senior executives, including our named executive officers, were made for 2011.

Base Salary Adjustments.  The Compensation Committee increased the base salaries of the named executive officers for 2011 as set forth in the table below. In making these adjustments, the Compensation Committee generally relied on market data gathered by our Human Resources department in evaluating the competitiveness of pay arrangements for our named executive officers, including updated information with respect to the Peer Group, independent compensation surveys by companies (such as Mercer LLC and ERI) conducted with respect to companies categorized as retailers with similar sales revenue as our company. In addition, the Compensation Committee considered input provided by Hewitt in the fall of 2008. The base salary adjustments for 2011 were effective March 4, 2011.

Annual Base Salaries

Name	2010 Base Salary	2011 Base Salary	Percentage Increase

Mark E. Speese	$840,480	$865,700	3.0%
Robert D. Davis	$409,032	$429,500	5.0%
Mitchell E. Fadel	$570,476	$587,600	3.0%
Theodore V. DeMarino	$318,356	$327,900	3.0%
Christopher A. Korst	$360,360	$371,200	3.0%

Annual Cash Incentive Program Determinations.  The Compensation Committee altered the annual cash incentive program for 2011 to include two performance metrics in addition to the pre-tax net income financial target used in prior years. For 2011, the Compensation Committee determined that a corporate revenue target as well as a target tied to our corporate values should be included in addition to a pre-tax net income target as components of the 2011 annual cash incentive program. Accordingly, the potential annual incentive award for the named executive officers who participate in the annual cash incentive program will be divided as follows:

	Revenue Target(1)
NEO	Company Wide	Division(2)	Pre-tax Net Income	Corporate Values*

Robert D. Davis	25%	—	65%	10%
Mitchell E. Fadel	25%	—	65%	10%
Theodore V. DeMarino	12.5%	12.5%	65%	10%
Christopher A. Korst	12.5%	12.5%	65%	10%

(1)	No portion of the potential annual incentive award attributable to achievement of the revenue target or the corporate values shall be earned unless at least 80% of the pre-tax net income target amount is met.

(2)	Territory over which the named executive officer is directly responsible.

The inclusion of the corporate revenue target in the annual cash incentive program reflects the Compensation Committee’s determination that although a substantial portion of the cash bonus opportunity for our named executive officers should be dependent upon our profitability, a portion of such cash bonus opportunity should be based on our revenue growth. In addition, the Compensation Committee believes that a portion of each named executive officer’s cash bonus opportunity should be determined on the basis of such individual’s compliance with our core values. The Compensation Committee further determined that in order to continue to emphasize our profitability, the 2011 annual cash incentive program will require that 80% of the pre-tax net income target amount be achieved prior to any portion of the bonus opportunity attributable to the corporate revenue target or corporate values being earned.

Furthermore, the Compensation Committee concluded, based upon the study by Hewitt and market data compiled by our Human Resources department, that the eligible bonus percentage for each of Messrs. Fadel and Davis should be increased to more fully align these executive officers’ bonus potential with similarly situated officers of other comparable companies, including the Peer Group. Based upon that review, the Compensation Committee increased the bonus potential under the 2011 annual cash incentive program for Mitchell E. Fadel to 65%, and for Mr. Davis to 55% of their respective base salaries, an increase in each case of 5%. In addition, the Compensation Committee increased Mr. Speese’s bonus potential from 80% to 100% of his base salary based on market data compiled by our Human Resources department.

The financial performance targets for the 2011 annual cash incentive program were established following a review of our financial projections developed in alignment with our strategic plan and objectives for 2011. Based upon that review, the Compensation Committee established a corporate revenue target under the 2011 annual cash incentive program in the amount of $2.917 billion, and a pre-tax consolidated net income target under the 2011 annual cash incentive program in the amount of $310.8 million, an increase of approximately 17% over the pre-tax consolidated net income target under the 2010 annual cash incentive program. The Compensation Committee further determined that, consistent with its views as to the financial performance measures for our annual cash incentive program, each eligible executive officer may receive (1) an additional bonus amount in the event that we exceed the financial performance targets for the fiscal year, and (2) a portion of the bonus in the event that we approach, yet fail to achieve, the target levels of financial performance. The percentage of the incentive targets each named executive officer is eligible to receive if we miss, meet or exceed these targets during 2011 is the same as that established for the 2010 annual cash incentive program (see page 22 of this proxy statement).

Long-Term Incentive Compensation Awards.  The Compensation Committee adjusted the aggregate amount of the long-term incentive compensation awards for 2011 to increase the size of the award to an amount commensurate with the 50th percentile of similarly situated companies, including the Peer Group. Consistent with prior years, the long-term incentive compensation awards for 2011 were structured in three tranches comprised of (i) 35% of the value of the award issued in stock options, (ii) 25% of the value of the award issued in time based restricted stock units and (iii) 40% of the value of the award issued in performance-based restricted stock units. Accordingly, on January 31, 2011, the Compensation Committee granted long-term incentive awards to our named executive officers, by type of award, as follows:

			Restricted Stock Units
			Time-Based	Performance-Based
Name	Cash	Stock Options	Vesting	Vesting	Total

Mark E. Speese	$1,298,550	—	—	—	$1,298,550
Robert D. Davis	—	$120,260	$85,900	$137,440	$343,600
Mitchell E. Fadel	—	$205,660	$146,900	$235,040	$587,600
Theodore V. DeMarino	—	$86,074	$61,481	$98,370	$245,925
Christopher A. Korst	—	$97,440	$69,600	$111,360	$278,400

In addition, consistent with prior long-term incentive awards years, the Compensation Committee established a three-year EBITDA target as the appropriate basis upon which to measure our performance in this context. In setting the target amount of EBITDA over such three-year period, the Compensation Committee reviewed with Mr. Speese our financial projections as well as the market’s expectations with respect to our financial performance over such period. The three-year EBITDA target for the 2011 performance-based awards was set at $1.361 billion.

As with past long-term incentive awards, the awards of restricted stock with performance-based vesting to our named executive officers (and cash, with respect to Mr. Speese’s award) in January 2011 contained provisions with respect to our achievement of the target EBITDA, such that each eligible named executive officer may receive (1) an additional payout pursuant to such award in the event that we exceed the target EBITDA over such period, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance. The percentage of the restricted stock unit awards to be received by each named executive office if we miss, meet, or exceed the target three-year EBITDA is the same as that established for the 2010 long-term incentive awards (see page 24 of this proxy statement).

Compensation Related Risk

The Compensation Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee considered the following factors in making that determination:

•	The allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	The performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•	Inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of our stockholders.

•	Our annual cash incentive program and the awards of restricted stock with performance-based vesting contain provisions with respect to our achievement of the applicable financial target such that each participant may receive (1) an additional payout pursuant to such award in the event that we exceed the applicable financial target, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance.

•	We maintain a values-driven, ethics-based culture supported by a strong tone at the top.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2011 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Leonard H. Roberts, Chairman
J.V. Lentell
Paula Stern, Ph.D.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder approval of our executive compensation program and practices as disclosed in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement which include having a winning spirit, acting with a servant’s heart, and bringing honor to our team; and

•	reward achievement of our financial and non-financial goals.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures, appearing on pages 25 through 42, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Rent-A-Center, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the 2011 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and narrative disclosure.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the meeting is required for approval of this advisory resolution.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

PROPOSAL FOUR:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number Three above should occur every year, every two years or every three years.

The Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Board with more direct and immediate feedback on our executive compensation philosophy, policies and practices. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters (including the adoption of majority voting for directors and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our compensation programs.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT
THE OPTION OF “1 YEAR” FOR FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) other than with respect to Mr. Lentell, as described under the heading “Related Person Transactions” below, has or had any relationship with us in 2010 requiring disclosure pursuant to SEC rules. In addition, during 2010, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of Rent-A-Center.

RELATED PERSON TRANSACTIONS

Policy on Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairman of the Nominating and Corporate Governance Committee must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairman of the Nominating and Corporate Governance Committee may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000. The Nominating and Corporate Governance Committee or its Chairman, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

Intrust Bank Relationship

J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $10.0 million participant (total commitment) in our senior credit facility. We also maintain operational checking and other accounts, including a $20.0 million revolving line of credit, with Intrust Bank, N.A., none of which was drawn down as of March 28, 2011. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) and deferred compensation plans. During 2010, we paid Intrust a total of $1,215,522 in fees in connection with banking services provided by them, of which $739,900 was for administration fees and trustee fees for our 401(k) and deferred compensation plans. The total fees paid to Intrust during 2010 constituted less than 1% of Intrust’s annual revenue for the year ended December 31, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of more than 10% of our shares of common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2010 were timely made, except that Mr. Korst made one late filing on Form 4 covering the sale of shares of our common stock which were held in Mr. Korst’s 401-K account.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership for each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of March 28, 2011, unless otherwise indicated.

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership		Percent

Mark E. Speese	1,770,678	(1)	2.8
Mitchell E. Fadel	73,307	(2)	*
Michael J. Gade	28,604	(3)	*
Jeffery M. Jackson	17,704	(4)	*
Kerney Laday	8,650	(5)	*
J.V. Lentell	44,704	(6)	*
Leonard H. Roberts	22,704	(7)	*
Paula Stern, Ph.D.	7,204	(8)	*
Robert D. Davis	31,129	(9)	*
Theodore V. DeMarino	630	(10)	*
Christopher A. Korst	86,608	(11)	*
BlackRock, Inc.(12)	5,088,389		7.9
Dimensional Fund Advisors LP(13)	3,447,232		5.4
Artisan Partners Holdings LP(14)	3,252,477		5.1
All executive officers and directors as a group (11 total)	2,091,922		3.3

*	Less than 1%.

(1)	Represents (a) 943,490 shares held directly, and 250,000 shares held by the Mark E. Speese 2010 Grantor Retained Annuity Trust, of which Mr. Speese is trustee, (b) 70,000 shares issuable pursuant to currently exercisable options, (c) 200,000 shares held directly by Mr. Speese’s spouse and 250,000 held by the Carolyn Speese 2010 Grantor Retained Annuity Trust, of which Mr. Speese is trustee, (d) 28,594 shares held in the Allison Rebecca Speese 2000 Remainder Trust, Stephen F. Elken Trustee, and (3) 28,594 shares held in the Andrew Michael Speese 2000 Remainder Trust, Stephen F. Elken Trustee. Mr. Elken, as trustee of the foregoing trusts, has sole voting and investment power over the shares held in such trusts.

(2)	Represents (a) 10,285 shares held directly, (b) 50,251 shares issuable pursuant to currently exercisable options, (c) 8,946 shares held pursuant to our 401(k) Plan (as of December 31, 2010), and (d) 3,825 shares held in a personal IRA account.

(3)	Represents (a) 2,400 shares held directly, (b) 19,000 shares issuable pursuant to currently exercisable options, and (c) 7,204 deferred stock units.

(4)	Represents (a) 1,500 shares held directly, (b) 9,000 shares issuable pursuant to currently exercisable options and (c) 7,204 deferred stock units.

(5)	Represents 8,650 deferred stock units.

(6)	Represents (a) 37,500 shares issuable pursuant to currently exercisable options, and (b) 7,204 deferred stock units.

(7)	Represents (a) 1,500 shares held directly, (b) 14,000 shares issuable pursuant to currently exercisable options, and (c) 7,204 deferred stock units.

(8)	Represents 7,204 deferred stock units.

(9)	Represents (a) 4,680 shares held directly, (b) 23,979 shares issuable pursuant to currently exercisable options, and (c) 2,470 shares held pursuant to our 401(k) Plan (as of December 31, 2010).

(10)	Represents 630 shares held directly.

(11)	Represents (a) 1,890 shares held directly, (b) 8,889 shares issuable pursuant to currently exercisable options, (c) 75,000 shares issuable pursuant to options which may become exercisable within 60 days, and (d) 829 shares held pursuant to our 401(k) Plan (as of December 31, 2010).

(12)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022. BlackRock, Inc. exercises sole investment and voting control over all 5,088,389 shares. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on February 8, 2011.

(13)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP exercises sole investment and voting control over all 3,447,232 shares. This information is based on a Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 11, 2011.

(14)	The address of Artisan Partners Holdings LP is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Artisan Partners Holdings LP shares investment and voting control over all 3,252,477 shares. This information is based on a Schedule 13G filed by Artisan Partners Holdings LP with the Securities and Exchange Commission on February 11, 2011.

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for possible inclusion in the proxy statement related to the 2012 annual stockholders meeting no later than December 3, 2011. Proposals for possible consideration at the 2012 annual stockholders meeting must be received by us no earlier than January 13, 2012, and no later than February 12, 2012. The 2012 annual stockholders meeting is expected to take place on May 10, 2012. Direct any proposals, as well as related questions, to the undersigned.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

By order of the Board of Directors,

Ronald D. DeMoss
Executive Vice President — General Counsel and
Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

RENT-A-CENTER, INC.

INTERNET
http://www.proxyvoting.com/rcii
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

96666

▼	FOLD AND DETACH HERE	▼

Please mark your votes as indicated in this example	X

1.	ELECTION OF CLASS II DIRECTORS as set forth in the accompanying proxy statement.
		FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote FOR the listed nominees.
	1.1 Mark E. Speese	☐	☐	☐

	1.2 Jeffery M. Jackson	☐	☐	☐

	1.3 Leonard H. Roberts	☐	☐	☐

2.
To ratify the Audit Committee’s appointment of Grant Thornton LLP, registered independent accountants, as the Company’s independent auditors for the fiscal year ended December 31, 2011, as set forth in the accompanying proxy statement.
		☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 2.

			FOR	AGAINST	ABSTAIN

3.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.		☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 3.

		1 year	2 years	3 years	Abstain

4.	Frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote of “1 YEAR” on Proposal 4.
5.	In their discretion, upon such other business as may properly come before the meeting.

I PLAN TO ATTEND	☐
The undersigned(s) acknowledges receipt of the Notice of 2011 Annual Meeting of Stockholders and the proxy statement accompanying the same.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Rent-A-Center, Inc. account online.
Access your Rent-A-Center, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Rent-A-Center, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect ®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/rcii
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RENT-A-CENTER, INC.
5501 HEADQUARTERS DRIVE
PLANO, TEXAS 75024
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF RENT-A-CENTER, INC.
COMMON STOCK

     The undersigned, hereby revoking all prior proxies, hereby appoints Robert D. Davis and Ronald D. DeMoss jointly and severally, with full power to act alone, as my true and lawful attorneys-in-fact, agents and proxies, with full and several power of substitution to each, to vote all the shares of Common Stock of Rent-A-Center, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Rent-A-Center, Inc. to be held on May 12, 2011, and at any adjournments and postponements thereof. The above-named proxies are hereby instructed to vote as shown on the reverse side of this card.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, FOR THE “1 YEAR” OPTION ON PROPOSAL 4, AND IN THE DISCRETION OF THE ABOVE-NAMED PERSONS ACTING AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	96666